Exhibit 10.16
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
SEMICONDUCTOR PATENT LICENSE AGREEMENT
This SEMICONDUCTOR PATENT LICENSE AGREEMENT (“Agreement”) is effective as of December 1, 2013 (“Effective Date”) by and between Rambus Inc., a corporation duly organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 1050 Enterprise Way, Suite #700, Sunnyvale, California 94089, U.S.A., (hereinafter “Rambus”) and Micron Technology, Inc., a corporation duly organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 8000 S. Federal Way, Boise, Idaho 83716, U.S.A., (hereinafter “Micron”). Micron and Rambus shall be referred to herein individually as a Party, and collectively as the Parties.
WHEREAS, Rambus and Micron are currently parties to a number of disputes, including, but not limited to, the Antitrust Litigation and disputes relating to Rambus Patents;
WHEREAS, the Parties recognize that litigation of such disputes is inherently uncertain, and is subject to certain risks and to various possible outcomes, some of which may be more favorable to Rambus, and some of which may be more favorable to Micron;
WHEREAS, concurrent with the execution and delivery of this Agreement, the Parties have entered into a Settlement Agreement (the “Settlement Agreement”) to eliminate the risks associated with such litigation and to enter into a comprehensive resolution to compromise, settle and release certain existing claims and disputes between them, and to resolve and avoid other disputes that may arise after the Effective Date;
WHEREAS, as part of such comprehensive resolution, the Parties have agreed to enter into this Agreement; and,
WHEREAS, because this Agreement is part of such comprehensive resolution, the Parties acknowledge that it is essential that their respective obligations under this Agreement be certain and not subject to collateral attack, or otherwise subject to change or modification except on the terms expressly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, on behalf of themselves and of each of their respective Subsidiaries, agree as follows:
1.Definitions
1.1“Acquired Business” means (a) a Third Party, (b) substantially all of the business or assets of a Third Party, (c) any business unit and/or product line of a Third Party, or (d) substantially all of the business and assets used by a Third Party in connection with a Qualified Product Line, that either Party or any of its Subsidiaries acquires in an Acquisition.
1.2“Acquisition” means, as to a Party, a transaction or a series of related transactions in which such Party acquires, through merger (including reverse triangular merger), acquisition of stock, acquisition of assets or otherwise, (i) the Control of a Third Party, (ii) ownership of substantially all of the assets or business of a Third Party, (iii) ownership of any business unit and/or product line of a Third Party, or (iv) ownership of substantially all of the business and assets used by a Third Party in connection with a Qualified Product Line.
1.3“Acquisition Date” means the closing date of any Acquisition.
1.4“Acquisition Products” means DRAMs, DRAM Controllers, SerDes ICs, Resistive RAMs, and RAM Flash Memories.
1.5“Affiliate” means, for an identified entity, any other entity that (a) is a Subsidiary of such identified entity or (b) Controls or is under common Control with such identified entity, but only for so long as such Control exists.
1.6“Antitrust Litigation” means the matter entitled Rambus Inc. v. Micron Technology Inc. , No. 04-431105 (Sup. Ct. Cal., San Fran. Filed May 5, 2004).
1.7“Change of Control” as applied to any specified entity means a transaction or a series of related transactions in which (a) a Third Party or Related Parties who did not previously Control such entity obtain(s) Control of such entity, or (b) such entity merges with or transfers substantially all of its assets to a Third Party and the shareholders of such entity immediately before the transaction or series of related transactions own less than a fifty percent (50%) interest in the acquiring or surviving entity immediately after the transaction or series of related transactions.
1.8“Component” means any product comprised of one or more Integrated Circuits physically connected, stacked, or attached to a unitary substrate, directly, or through supporting material such as silicon interposers, or the like, or other Integrated Circuit where all other elements of such product operate primarily to provide physical support, packaging and/or connectivity with respect to such Integrated Circuits. Examples of Components include DIMMs, SIMMs and other modules, and cards, multi-chip packages (MCP), system-on-chip, system-in-package, system-on-insulator, solid state storage devices, and other form factors.
1.9“Control” (including “Controlled” and other forms) of an entity means (a) beneficial ownership (whether directly or indirectly through entities or other means) of more than fifty percent (50%) of the outstanding voting securities of that entity or (b) in the case of an entity that has no outstanding voting securities, having (whether directly or indirectly) more than fifty percent (50%) of the power to direct the management and control of such entity.
1.10“CRI” means Cryptography Research, Inc., a Subsidiary of Rambus.
1.11“CRI Patents” means Patents of CRI or its Subsidiaries.
1.12“Custom Memory IC” means each Memory IC that substantially implements the minimum set of features, parameters, and protocols defined in a Technical Specification developed by Micron for a specific customer, by such specific customer, or jointly by Micron and such specific customer, in each case where such Memory IC is Sold by Micron or a Subsidiary of Micron as a Micron Product solely to such customer.
1.13“DDR DRAM” means each double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for DDR DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x4, x8, x16, and/or x32.
1.14“DDR Mobile RAM” means each lowpower DDR DRAM.
1.15“DDR2 DRAM” means each double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for DDR2 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x4, x8, x16 and/or x32.
1.16“DDR2 Mobile RAM” means each lowpower DDR2 DRAM.
1.17“DDR3 DRAM” means each double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for DDR3 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x4, x8, x16 and/or x32.
1.18“DDR4 DRAM” means each double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for DDR4 DRAM, (b) is solely capable of communicating with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x4, x8, x16 and/or x32.

1.19“Design” means any human or machine readable representation of a design, such as a circuit layout in a drawing or a register transfer level description (RTL) file, for any product.
1.20“DRAM” means a randomaccess Memory IC which requires periodic refresh for the maintenance of the bits stored within its memory cells at least every ten (10) seconds, and which does not guarantee said bits to be retained within the memory cells when they cease to receive electrical power. The term “DRAM” shall not include RAM Flash Memory or Resistive RAM.
1.21“DRAM Controller” means any Integrated Circuit having circuitry integrated thereon or contained therein that is capable through an Interface of transmitting and/or receiving data from a DRAM.
1.22“Effective Date” has the meaning assigned in the first paragraph of this Agreement.
1.23“Elpida” means Elpida Memory, Inc., a Subsidiary of Micron, and also known as Micron Memory Japan, Inc.
1.24“Elpida Patent License Agreement” means that certain Memory Products Patent License Agreement entered into by and between Rambus and Elpida as of January 1, 2010, as amended by that certain Amendment No. 1 to Memory Products Patent License Agreement dated August 12, 2012 and that certain Amendment No. 2 to Memory Products Patent License Agreement dated September 14, 2013.
1.25“Elpida Technology License Agreement” means that certain Direct Rambus DRAM Semiconductor Technology License Agreement entered into by and between Rambus and Elpida as of the later of (a) May 26, 2006 or (b) the date upon which Elpida became an Ultimate Parent Entity (as such term is defined in such agreement) and provided Rambus with written notice thereof in accordance with Section 9.3 of such agreement.
1.26“Elpida XDR License Agreement” means that certain Yellowstone DRAM Semiconductor Technology License Agreement entered into by and between Rambus and Elpida effective as of March 18, 2003.
1.27“Existing Rambus Agreement” has the meaning assigned in Section 5.2(b).
1.28“Expiration Date” means the seventh (7th) anniversary of the Effective Date.
1.29“Former Subsidiary” has the meaning assigned to it in Section 4.2.
1.30“GDDR DRAM” means each graphics double date rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for GDDR DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x16 and x32.
1.31“GDDR2 DRAM” means each graphics double date rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for GDDR2 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x16 and x32.
1.32“GDDR3 DRAM” means each graphics double date rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for GDDR3 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x16 and x32.
1.33“GDDR4 DRAM” means each graphics double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for GDDR4 DRAM, (b) is solely capable of communicating with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x16 and x32.
1.34“GDDR5 DRAM” means each graphics double data rate DRAM that (a) substantially implements those interface features, parameters, and protocols in the same manner in all material respects as the DRAM Sold by Micron or its Subsidiaries on or before the Effective Date as “GDDR5 DRAM” or implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for GDDR5 DRAM, (b) contains features enabling communication with any other Integrated Circuit either, prior to the publication of such Technical Specification, through the protocol contained in such DRAM Sold by Micron or its Subsidiaries on or before the Effective Date as “GDDR5 DRAM” or, after the publication of such Technical Specification, in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with a data bit width other than x16 and x32.
1.35“Hybrid Memory Cube 1.X DRAM” means each DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by the Hybrid Memory Cube Consortium as HMC Specification 1.X, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating at a data transfer rate exceeding [***].
1.36“Hybrid Memory Cube 2.X DRAM” means each DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined or recommended in any Technical Specification published by the Hybrid Memory Cube Consortium as HMC Specification 2.X, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating at a data transfer rate exceeding [***].
1.37“IMFT” means IM Flash Technologies, LLC, a Micron Joint Venture that is jointly owned by Micron and Intel Corporation.
1.38“Indirect Infringement” means any form of patent infringement where the accused infringer is not directly infringing the subject patent right(s), but who contributes to or induces the direct infringement of the subject patent right(s) by a Third Party by, for example (without limitation), and with knowledge of the subject patent right(s) alleged to be infringed, supplying designs, parts or instructions to the Third Party that enable such Third Party to infringe directly the subject patent right(s).
1.39“Industry Standards Setting Body” means any industry standards setting organization (e.g., a collection of companies that cooperate, under contract or applicable law, in the drafting and publication of a Technical Specification that is intended, if implemented, to increase the compatibility between various products), including, but not limited to, JEDEC and the Hybrid Memory Cube Consortium, that publishes for industry adoption one or more Technical Specifications that define a minimum set of features, parameters and protocols for one or more Interfaces for Memory ICs.
1.40“Initial PaidUp Product” means each Micron Product that is an SDR DRAM, DDR DRAM, DDR2 DRAM, DDR3 DRAM, GDDR DRAM, GDDR2 DRAM, GDDR3 DRAM, GDDR4 DRAM, GDDR5 DRAM, LPSDR DRAM, LPDDR DRAM, LPDDR2 DRAM, LPDDR3 DRAM, RLDRAM, DDR Mobile RAM, DDR2 Mobile RAM, Wide I/O Mobile DRAM, and Hybrid Memory Cube 1.X DRAM. Notwithstanding the foregoing sentence, any product that constitutes a Rambus Leadership Product shall be deemed not to be an Initial Paid-Up Product.
1.41“Initial PaidUp Product License” means the rights and licenses granted pursuant to Section 2.1(b).
1.42“Initial Payment” has the meaning assigned to it in Section 5.1(a).
1.43“Initial TermProduct License Period” means the period of time that starts on the Effective Date and ends on the earlier of (a) the Expiration Date or (b) the date, if any, on which the Term-Product License is terminated.
1.44“Initial TermProduct License Renewal Period” has the meaning assigned to it in Section 7.1(d).
1.45“Inotera” means Inotera Memories, Inc. (華亞科技股份有限公司), a company incorporated under the laws of the Republic of China.

1.46“Integrated Circuit” means a single, discrete integrated circuit chip, whether in wafer, singulated die or packaged die form. For clarity, the term “Integrated Circuit” specifically excludes any substrate on which or to which such integrated circuit chip in packaged form may be physically attached.
1.47“Interface” means an electrical, optical, RF, mechanical, or software data path that is capable of conveying information between two or more (a) Integrated Circuits or (b) portions of an Integrated Circuit, in each case together with the set of protocols defining the electrical, physical, timing and/or functional characteristics, sequences and/or control procedures of such data path.
1.48“JEDEC” means the JEDEC Solid State Technology Association, originally known as the Joint Electron Device Engineering Council, a nonstock corporation organized and existing under the laws of the Commonwealth of Virginia. The term “JEDEC” shall include any Industry Standards Setting Body that displaces or replaces JEDEC as the entity primarily responsible for the publication of Technical Specifications formerly published by JEDEC with respect to any Memory IC or any other product.
1.49“JEDEC Minor Update” means a Technical Specification published by JEDEC that (a) updates or revises any Technical Specification that was published by JEDEC as of the Effective Date, (b) corrects, clarifies, or enhances such previously published Technical Specification without adding any significant new features or functionality to such Technical Specification, and (c) in no way reduces interoperability between and among any versions of such Technical Specification (e.g., JEDEC’s LPDDR3E Technical Specification is a JEDEC Minor Update to JEDEC’s LPDDR3 Technical Specification.)
1.50“[***] Acquisition Products” has the meaning assigned to it in Section 5.2(b).
1.51“Licensed Product” means, individually, a given Term Product, a given Initial PaidUp Product, or a given Subsequent PaidUp Product; “Licensed Products” means, collectively, each Term Product, each Initial PaidUp Product, and each Subsequent Paid Up Product.
1.52“LPDDR DRAM” means each lowpower double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for LPDDR DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x8, x16 and/or x32.
1.53“LPDDR2 DRAM” means each lowpower double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for LPDDR2 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x8, x16 and/or x32.
1.54“LPDDR3 DRAM” means each lowpower double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for LPDDR3 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x8, x16 and/or x32.
1.55“LPDDR4 DRAM” means each lowpower double data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for LPDDR4 DRAM, (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x8, x16 and/or x32.
1.56“LPSDR DRAM” means each lowpower SDR DRAM.

1.57“Memory IC” means any Integrated Circuit that is configured to store bits of data in memory cells within a memory array and that has as its primary purpose the storage and retrieval of such electronic data. For clarity, a Memory IC shall include any logic functions on such Integrated Circuit necessary for such storage and retrieval.
1.58“Memory Module” means a Component that has as its primary purpose the storage and retrieval of electronic data.
1.59“Micron Applicable Patent Claims” are defined and determined separately for each specific product. For each such product, a Micron Applicable Patent Claim means each claim of a Micron Patent that, absent a license, is [***] infringed by the making (including having made), use, Sale, offer for Sale or importation of such product, in each case, on a stand-alone basis and not in combination with any other circuits, products or components.
1.60“Micron JV Partner” means any Third Party(ies) with whom Micron or a Micron Subsidiary owns a joint venture entity that is directly or indirectly at least twenty-five percent (25%) owned by Micron or by a Micron Subsidiary, and whereby such joint venture entity is subject to one or more joint venture agreements by and among the joint venture entity, Micron, and at least one of the other such Third Party(ies) setting forth the ongoing governance and operating relationships regarding such joint venture entity.
1.61“Micron Joint Venture” means any entity owned by Micron or by a Subsidiary of Micron, in combination with one or more Micron JV Partners.
1.62“Micron Patents” means Patents of Micron and Patents of its Subsidiaries.
1.63“Micron Product” means any product Sold by Micron or by a Micron Subsidiary under a Micron Trademark, and for which Micron or any of its Subsidiaries either:
(a)owns or co-owns the entire design of such product and are free to set the price and other terms with respect to such product and not subject to limitation on how it may use and exploit such design except for field of use limitations agreed at arms-length with one or more JV Partners; or,
(b)owns, or co-owns, only a portion of the entire design of such product with no limitations on how it may use and exploit such portion and where, with respect to the remaining portion(s) of such design, (i) Micron or any of its Subsidiaries has a license from the entity or entities that own(s) such remaining portion(s) of the design to (A) make (and/or have made) such remaining portion(s) as embodied in such product and (B) Sell such made (or have made) remaining portion(s) as embodied in such product without restriction as to whom Micron and/or its Subsidiaries may Sell such remaining portion(s) as embodied in such product and (ii) Micron and/or its Subsidiaries are free to set the price and other terms with respect to such remaining portion(s) as embodied in such product; or,
(c)has a license from the entity or entities that own(s) the entire design of such product to (i) make (and/or have made) such product and (ii) Sell such made (or have made) product without restriction as to whom Micron and/or its Subsidiaries may Sell such product and Micron and/or its Subsidiaries are free to set the price and other terms with respect to such product.
[***]
1.64“Micron Trademark” means a trademark, trade name, logo or other indicia of origin of Micron or Micron Subsidiaries.
1.65“Net Sales” means, for a given Quarter and for one or more given products, the gross amount received in such Quarter from Third Parties by Micron and/or by one or more of its Subsidiaries for the Sale of such products anywhere in the world by Micron and/or its Subsidiaries, less (a) amounts credited in such Quarter for returns of such products by Third Parties to Micron and (b) insurance, handling, duty, freight and taxes where such items are separately invoiced to and paid for by a Third Party. Where a product is transferred by Micron through one or more Subsidiaries for Sale to a Third Party, Net Sales shall be calculated only on the Sale to such Third Party, except as otherwise provided herein.
1.66“New Subsidiaries” has the meaning assigned to it in Section 4.1.
1.67“Patents” means, with respect to an identified entity, patents and utility models and applications therefor, including,

without limitation, all continuations, continuations-in-part and divisionals thereof, in all countries of the world that now or hereafter are (a) owned or controlled by such entity and/or one or more of its Subsidiaries and/or (b) otherwise licensable by such entity and/or one or more of its Subsidiaries, in each case of (a) and (b) where such entity and/or one or more of its Subsidiaries have the right to grant the licenses, sublicenses or other rights and covenants of the scope granted herein.
1.68“Qualified Product Line” means a portion of a business transferred by a Third Party to a Party in an Acquisition, [***]
1.69“Quarter” shall mean each successive period of three consecutive calendar months (the first of which begins on the Effective Date).
1.70“Quarterly Payment” has the meaning ascribed to such term in Section 5.1(b).
1.71“Quarterly Payment Cap” has the meaning assigned to it in Section 5.1(b).
1.72“Quarterly Payment Cap Increase” has the meaning assigned to it in Section 5.2(a).
1.73“RAM Flash Memory” means a Memory IC that (a) stores bits of data in memory cells by storing charges within a transistor, (b) is capable of retaining, for more than 10 seconds, data stored in such memory cells when they cease to receive electrical power, (c) has an Interface which is capable of transferring data in a synchronous fashion relative to both the rising and falling edges of a timing signal, such as a clock or strobe, and (d) has an Interface over which commands, operation codes, and addresses are transferred primarily by one or more buses that are separate from the data bus.
1.74“Rambus Applicable Patent Claims” are defined and determined separately for each specific product. For each such product, a Rambus Applicable Patent Claim means each claim of a Rambus Patent that, absent a license, is [***] infringed by the making (including having made), use, Sale, offer for Sale or importation of such product, in each case, on a stand-alone basis and not in combination with any other circuits, products or components.
1.75“Rambus Leadership Product” means (a) any Design of RDRAM®, XDRTM, XDRTM2 and/or Mobile XDRTM, (b) any other Design that implements a Rambus Proprietary Specification, and (c) any Rambus Proprietary Specification, including, without limitation, the Technical Specifications for RDRAM®, XDRTM, XDRTM2 and/or Mobile XDRTM. For clarity, the term “Rambus Leadership Product” specifically excludes any physical embodiment of such Design, including any Integrated Circuit or device.
1.76“Rambus Patents” means Patents of Rambus and its Subsidiaries, in each case other than the CRI Patents.
1.77“Rambus Proprietary Specification” means any Technical Specification that is first designed and developed (as demonstrated by customary means, including, but not limited to, engineering notebooks) by, or on behalf of, Rambus or any of its Subsidiaries, over which Rambus and/or any of its Subsidiaries has exclusive control and that neither Rambus nor any of its Subsidiaries has voluntarily (a) disclosed except under a confidentiality or non-disclosure agreement or (b) proposed or disclosed to any standards setting organization. In addition to the foregoing sentence, Rambus Proprietary Specification also includes any Technical Specification exclusively acquired by Rambus from a Third Party where such Technical Specification would otherwise meet the definition of a Rambus Proprietary Specification had Rambus, and not the relevant Third Party, been the original developer and owner of such Technical Specification. Notwithstanding the above, a Technical Specification developed independently of Rambus by or on behalf of Micron, by an Industry Standards Setting Body, or by one or more Third Parties, shall not be deemed to be a Rambus Proprietary Specification, even if it describes similar or identical functions. A Technical Specification shall not be deemed to be developed independently of Rambus for purposes of the preceding sentence to the extent such Technical Specification, or any portion thereof, was developed or derived based on information (i) which Micron, such Industry Standards Setting Body, or such one or more Third Parties received in confidence from Rambus and with respect to which Micron, any of its Subsidiaries, such Industry Standards Setting Body, or such one or more Third Parties, is bound by an obligation of confidentiality or non-use to Rambus; (ii) obtained from any other Third Party in violation of such Third Party’s obligation of confidentiality or nonuse to Rambus; or (iii) obtained by Micron, any of its Subsidiaries or any other Third Party based on reverse engineering of any product that instantiates a Rambus Proprietary Specification.

1.78“Related Parties” means two or more entities (a) who are Affiliates of one another or (b) who, through contract, arrangement or agreement, are bound or have otherwise agreed to exercise their aggregate beneficial ownership, rights and/or contractual power under any of the circumstances as described under Section 1.7 with respect to any subject entity in order to Control such subject entity.
1.79“Released Design” means each Design subject to the releases as provided for under Section 3.2 of the Settlement Agreement.
1.80“Released Product” means each product subject to the releases as provided for under Section 3.1 of the Settlement Agreement.
1.81“Resistive RAM” means a Memory IC that is capable of storing bits of data in memory cells by changing the resistance of a storage element, other than a transistor, and is capable of retaining, for more than 10 seconds, data stored in such memory cells when they cease to receive electrical power. Resistive RAM shall not include RAM Flash Memory or DRAM.
1.82“RLDRAM” means each reducedlatency DRAM that is incapable of communicating with any DDR4 DRAM, LPDDR3 DRAM, LPDDR4 DRAM, Wide I/O 2.X DRAM, Wide I/O Mobile DRAM, Hybrid Memory Cube 1.X DRAM, Hybrid Memory Cube 2.X DRAM, and/or any other DRAM and that (a) is configured to support a read/write addressing mode that does not distinguish row and column addresses, (b) is configured to use a simplified command set that omits activate/precharge commands, and (c) is not Sold or specified as being capable of operating at a data transfer rate exceeding [***].
1.83“SDR DRAM” means each single data rate DRAM that (a) implements the minimum set of features, parameters, and protocols defined or recommended in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for SDR DRAM, (b) is solely capable of communicating with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating (i) at a data transfer rate exceeding [***] or (ii) with data bit width other than x4, x8, x16 and/or x32.
1.84“Sell” (including “Sale” and “Sold” and other forms) means to sell, lease, or otherwise transfer or dispose of a product, by a Party to a Third Party or by a Subsidiary of a Party to a Third Party.
1.85“SerDes IC” means any Integrated Circuit having circuitry integrated thereon or contained therein that is configured to (a) de serialize data received by such Integrated Circuit from a different Integrated Circuit and/or (b) serialize data originating on such Integrated Circuit prior to transmitting such data to a different Integrated Circuit. Notwithstanding the foregoing, any Memory IC shall be deemed not to be a SerDes IC.
1.86“Settlement Agreement” has the meaning assigned in the recitals to this Agreement.
1.87“Subsequent PaidUp Product” means:
(a)for the Initial Term-Product License Period, [***]; and,
(b)for each Term-Product License Renewal Period, [***].
Notwithstanding the foregoing, any product that constitutes a Rambus Leadership Product shall be deemed not to be a Subsequent Paid-Up Product.
1.88“Subsequent PaidUp Product License” means the rights and licenses granted pursuant to Section 2.1(c).
1.89“Subsequent TermProduct License Renewal Period” has the meaning assigned to it in Section 7.1(d).
1.90“Subsidiary” means, with respect to an identified entity, any entity Controlled by such identified entity, but only for so long as such Control exists.
1.91“Technical Specification” means a final specification for an optical, RF, electrical, mechanical or software product that describes substantially all of the characteristics of such product necessary for such product to operate. As an example, the written description of an electrical interface (including timing and signaling parameters and characteristics) for a data bus connecting two (2) Integrated Circuits would meet the definition of a Technical Specification, provided that such interface specified all of the signals necessary for such data bus to function.

1.92“Term Product” means each Micron Product that is either an Integrated Circuit (including each Micron Product that is a Memory IC) or a Component (including each Micron Product that is a Memory Module), but that is neither an Initial Paid-Up Product nor a Subsequent Paid-Up Product. Notwithstanding the foregoing sentence, any product that constitutes a Rambus Leadership Product shall be deemed not to be a Term Product.
1.93“TermProduct License” means the rights and licenses granted under Section 2.1(a).
1.94“TermProduct License Renewal Period” means, generically, the Initial TermProduct License Renewal Period and each Subsequent Term-Product License Renewal Period.
1.95“Third Party” means with respect to a specified Party, or any Subsidiary of such specified Party, any entity that is not the specified Party or a Subsidiary of such specified Party.
1.96“Ultimate Parent” means with respect to an identified entity, any entity that Controls such identified entity and where such Controlling entity is not under the Control of any other entity.
1.97“[***] Acquisition Products” has the meaning assigned to it in Section 5.2(a)(ii).
1.98“Wide I/O Mobile DRAM” means each single data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for WIDE I/O SINGLE DATA RATE (WIDE I/O SDR), (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating at a data transfer rate exceeding [***].
1.99“Wide I/O 2.X DRAM” means each single data rate DRAM that (a) substantially implements the minimum set of features, parameters, and protocols defined in any Technical Specification published by JEDEC as of the Effective Date, as well as any JEDEC Minor Updates thereto, for WIDE I/O DOUBLE DATA RATE (WIDE I/O DDR-TBC), (b) contains features enabling communication with any other Integrated Circuit in accordance with substantially all of the mandatory requirements in such Technical Specification, and (c) is not Sold or specified as being capable of operating at a data transfer rate exceeding [***].
2.Grant of Rights
2.1License to Micron.
(a)Term-Product License. Subject to the terms and conditions of this Agreement, Rambus, on behalf of itself and its Subsidiaries, hereby grants to Micron and, subject to Section 5.2 below, its Subsidiaries, for each product that falls within the definition of a Term Product, a non-exclusive, non-transferable, worldwide license, without the right to sublicense, solely under the Rambus Applicable Patent Claims applicable to such Term Product, to make (including have made), use, Sell, offer for Sale, transfer from Micron and its Subsidiaries to their Affiliates, and import such Term Product until the expiration or termination of this license pursuant to Section 7.1(a) below, provided that such license:
(i)is expressly conditioned upon Rambus’ receipt of the Initial Payment in accordance with Section 6.2 below or during the cure period set forth in Section 7.2 below; and,
(ii)shall be renewable in accordance with Section 7.1(d) below.
(b)Initial Paid-Up Product License. Subject to the terms and conditions of this Agreement, Rambus, on behalf of itself and its Subsidiaries, hereby grants to Micron and, subject to Section 5.2 below, its Subsidiaries, for each product that falls within the definition of an Initial Paid-Up Product, a non-exclusive, non-transferable, worldwide license, without the right to sublicense, solely under the Rambus Applicable Patent Claims applicable to such Initial Paid-Up Product, to make (including have made), use, Sell, offer for Sale, transfer from Micron and its Subsidiaries to their Affiliates, and import such Initial Paid-Up Product until the termination of this license pursuant to Section 7.1(b) below, provided that such license, is expressly conditioned upon Rambus’ receipt, in accordance with Section 6.2 below or during the cure period set forth in Section 7.2 below, of (i) the Initial Payment and (ii) each Quarterly Payment that becomes due on or before the Expiration Date.
(c)Subsequent Paid-Up Product License. Subject to the terms and conditions of this Agreement, Rambus, on behalf of itself and its Subsidiaries, hereby grants to Micron and, subject to Section 5.2 below, its Subsidiaries, for each product that falls within the definition of a Subsequent Paid-Up Product, a non-exclusive, non-transferable, worldwide license, without the right to sublicense, solely under the Rambus Applicable Patent Claims applicable to such Subsequent Paid-Up Product, to make (including have made), use, Sell, offer for Sale, transfer from Micron and its Subsidiaries to their Affiliates, and import such Subsequent Paid-Up Product until the expiration or termination of this license pursuant to Section 7.1(c), provided that such license, in its entirety and with respect to such Subsequent PaidUp Product, is expressly conditioned upon Rambus’ receipt, in accordance with Section 6.2 below or during the cure period set forth in Section 7.2 below, of (i) the Initial Payment and (ii) each Quarterly Payment that becomes due on or before the date of the expiration of the Term-Product License Renewal Period that immediately follows the Qualifying Term-Product License Renewal Period for such Subsequent Paid-Up Product.
2.2License to Rambus. Subject to the terms and conditions of this Agreement, Micron, on behalf of itself and its Subsidiaries, hereby grants to Rambus and its Subsidiaries a non-exclusive, non-transferable, worldwide license, without the right to sublicense, solely under the associated Micron Applicable Patent Claims to make (including have made), use, Sell, offer for Sale and import Rambus Leadership Products during the Initial Term-Product License Period and each Term-Product License Renewal Period (if any).
2.3Obligations When Transferring Patents. Each Party agrees that it shall take all actions reasonably necessary to ensure that any Third Party to whom any Patents containing one or more claims that are licensed hereunder are transferred, assigned or exclusively licensed or any right to enforce is granted (including any successor or assignee in interest thereto) is bound in writing to all covenants, licenses and other rights granted hereunder with respect to such transferred, assigned or exclusively licensed Patents.
2.4Previously Divested Rambus Patents].
(a)Rambus, on behalf of itself and its Subsidiaries, represents and warrants that Exhibit A sets forth all patents and patent applications that have been assigned, between [***] and the Effective Date, to one or more Third Parties by Rambus and its Subsidiaries.
(b)Rambus, on behalf of itself and its Subsidiaries, represents and warrants that: (i) [***]; and,
(ii) such assignment is subject to the following covenant:
(A) [***]; and,
(B)[***]
[***]
2.5CRI Representation [***]. Rambus represents and warrants that, to the best of its knowledge, Micron does not currently infringe or otherwise need a license under those Patents of CRI that have an effective filing date earlier than the Effective Date. [***]
2.6No Implied or Other Rights and Licenses.
(a)The rights and licenses granted herein apply solely to those products and activities expressly provided for under this Agreement. Nothing in this Agreement shall be deemed to, and shall not be construed to, constitute any release, forbearance, forfeiture or other waiver of any rights of either Party or their respective Subsidiaries to enforce any of their respective intellectual property rights with respect to any activities undertaken by the other Party, its Subsidiaries, and/or any other Third Party to the extent not expressly granted or made hereunder.
(b)Except as expressly provided for under this Agreement, no authorization, release, license, covenant or other right is granted or made, by implication, estoppel, acquiescence or otherwise under this Agreement, to either Party, its respective Subsidiaries, and/or any other Third Party under any patents, utility models, patent or utility model claims, or other intellectual property rights now or hereafter owned or controlled by either Party or their respective Subsidiaries.

(c)Except as expressly provided for under this Agreement, none of the terms of this Agreement shall be deemed to, and shall not be construed to, constitute, whether by implication, estoppel, acquiescence or otherwise, (i) an authorization by either Party, its Subsidiaries, and/or any Third Party to Sell, offer for Sale and/or import any product (A) in or for combination with any other element (including, but not limited to any function or feature), product or instrumentality; or (B) unconditionally for use in or for combination with any other element (including, but not limited to any function or feature), product or instrumentality or (ii) a waiver by either Party or its Subsidiaries of any liability for infringement based on the other Party’s, its respective Subsidiaries, and/or any other Third Party’s making, use, Sale, offer for Sale and/or import of any product in combination with any other element (including, but not limited to, any function or feature), product or instrumentality.
3.[***] and Covenants
3.1Rambus [***] and Covenants.
(a)[***]. Provided that and for so long as Micron and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement, and subject to Sections 3.4, 3.5, and 3.6 below, Rambus, for itself and on behalf of its Subsidiaries, agrees that [***].
(b)[***]. Provided that and for so long as Micron and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement, and subject to Sections 3.4, 3.5, and 3.6 below, Rambus, for itself and on behalf of its Subsidiaries, agrees that, [***].
(c)Covenants [***].
(i)Components. Provided that and for so long as Micron and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement and subject to subsection (iii) below and Sections 3.4, 3.5, and 3.6 below, Rambus, on behalf of itself and its Subsidiaries, covenants, that [***].
(ii)[***]. Provided that and for so long as Micron and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement and subject to subsection (iii) below and Sections 3.4, 3.5, and 3.6 below, Rambus, on behalf of itself and its Subsidiaries, covenants that [***].
(iii)Conditions on Covenants. The foregoing covenants are personal and cannot be assigned, transferred or delegated to any Third Party (except as otherwise set forth in Section 9.5 below). For the avoidance of doubt, the foregoing covenants are not and shall not be construed to be (A) an authorization by Rambus for any Third Party, including any Third Party customers of Micron or of any of its Subsidiaries, [***] (B) a covenant by Rambus that [***].
(d)Benefits Not Transferable. The benefits under Sections 3.1(a), 3.1(b), and 3.1(b) above are personal and cannot be assigned, transferred, or delegated by Micron to any Third Party.
3.2Micron [***].
(a)Designs and Released Designs. Provided that Rambus and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement, and subject to Sections 3.4, 3.5, and 3.6 below, Micron, for itself and on behalf of its Subsidiaries, agrees that [***].
(b)Other Rambus Designs. Provided that Rambus and its Subsidiaries are not in breach of either this Agreement or the Settlement Agreement, and subject to Sections 3.4, 3.5, and 3.6 below, Micron, for itself and on behalf of its Subsidiaries, agrees that, [***].
(c)Benefits Not Transferable. The benefits under Sections 3.2(a) and 3.2(b) above are personal and cannot be assigned, transferred, or delegated by Rambus to any Third Party.
3.3No Waiver of Liability. Rambus and Micron each agrees that Sections 3.1 and 3.2 above do not grant, and shall not be construed, argued, or relied upon as granting (a) any license, covenant [***] or the like under any Patent of the other Party (by implication, estoppel or otherwise) or (b) any release or waiver with respect to any liability, damages or claims for infringement of any Patent of the other Party. Furthermore, each Party, on behalf of itself and its Subsidiaries, hereby irrevocably [***], all applicable statutes of limitations shall be tolled upon the Effective Date and shall remain tolled until the expiration or termination of the Term-Product License. Nothing in this Section 3.3 shall operate to impact or limit the application of 35 U.S.C. § 287.
3.4Notice of [***]. Notwithstanding the [***] as described above, either Party shall be free during the Initial Term-Product License Period and each Term-Product License Renewal Period (if any) to put the other Party on notice or otherwise engage in discussions regarding any [***].
3.5Patent [***]. A Party (and its Subsidiaries) is [***].
3.6[***]. Nothing in this Agreement or in the Settlement Agreement shall preclude either Party, during the Initial Term-Product License Period and each Term-Product License Renewal Period (if any), [***].
4.Subsidiaries
4.1Subsidiaries. Subject to the terms and conditions of this Agreement (including Sections 4.3 and 5.2 below), the Parties intend that this Agreement, and the licenses and benefits granted herein, shall extend to all of each Party’s Subsidiaries. The Parties agree that, to the extent they are not already bound, each Party shall ensure that all of its Subsidiaries (including, without limitation, all entities that become Subsidiaries after the Effective Date (“New Subsidiaries”)) are bound by the terms of this Agreement. Without limiting the foregoing:
(a)Each Party shall ensure that the Patents of each New Subsidiary are included within the definition of the applicable Party’s Patents; and,
(b)Each Party shall ensure that each New Subsidiary is bound as applicable, by this Agreement.
4.2Former Subsidiaries. All rights and licenses granted and covenants made to any Subsidiary of either Party shall immediately and automatically terminate upon a Party ceasing to Control such entity (“Former Subsidiary”). However, if a Subsidiary of a Party that holds any Patent that is subject to the rights, licenses and covenants granted hereunder becomes a Former Subsidiary, such rights, licenses and covenants granted by such Former Subsidiary (including every successor entity in interest to any such Patents) shall continue in accordance with the terms of this Agreement after such entity becomes a Former Subsidiary.
4.3No Release. The releases granted and covenants made under the Settlement Agreement shall not apply to any Acquired Business of Micron.
4.4Prior Agreements.
(a)Rambus agrees that the Elpida Technology License Agreement and the Elpida XDR License Agreement are each hereby amended such that, from and after the Effective Date, Elpida will be licensed (i) to sell Direct Rambus DRAMs and Direct Rambus Multichip Modules to Micron, as a Semiconductor Company, for resale as an integrated circuit, in the case of Direct Rambus DRAMs, or Direct Rambus Multichip Module, and (ii) to make, use and sell Yellowstone Rambus DRAMs, alone or incorporated into Yellowstone Rambus Multichip Modules, Yellowstone Rambus Boards, and Yellowstone Rambus Systems to Micron as a Semiconductor Company, for resale by Micron to Third Parties, where the meaning of each of the foregoing capitalized terms has the meaning ascribed to in the Elpida Technology License Agreement or the Elpida XDR License Agreement, as the case may be.
(b)The Elpida Patent License Agreement shall be deemed to have terminated on September 30, 2013 and, for the avoidance of doubt, Elpida shall be licensed hereunder as a Subsidiary of Micron. Notwithstanding Section 7.6 (Survival) of the Elpida Patent License Agreement, the following provisions of the Elpida Patent License Agreement are hereby terminated and shall not survive this termination: Section 5.2 (Quarterly License Payment), Section 6 (Payments), and Section 9.1 (DRAM Revenue).
(c)The Semiconductor Technology License Agreement entered into by and between Rambus and Micron, effective March 24, 1997 shall be deemed to have terminated on the Effective Date, if and to the extent such agreement is still in place and effective as of the Effective Date.
5.Consideration
5.1Payments.
(a)Initial and Fixed 28th Quarterly Payments.

(i)Micron shall pay to Rambus five-million five-hundred and thirty-three thousand and three-hundred and thirty-four United States Dollars (US $5,533,334.00; the “Initial Payment”).
(ii)In lieu of a Quarterly Payment based on Net Sales that occur within the twenty-eighth (28th) Quarter of the Initial Term- Product License Period, Micron shall pay to Rambus for such Quarter the fixed amount of four-million four-hundred and sixtysix thousand and sixhundred and sixtysix United States Dollars (US $4,466,666.00; the “Fixed 28th Quarterly Payment”).
(b)Quarterly Payments. Subject to Section 5.3 below, Micron shall pay to Rambus:
(i)an amount equal to six-tenths of a percent (0.6%) of the Net Sales that Micron and each of its Subsidiaries received during the first twenty-seven (27) Quarters that occur within the Initial Term-Product License Period for the Sale worldwide of (A) DRAMs, (B) DRAM Controllers, (C) SerDes ICs, (D) Resistive RAMs, and (E) RAM Flash Memories;
(ii)an amount equal to six-tenths of a percent (0.6%) of the Net Sales that Micron and each of its Subsidiaries received during each Quarter that occurs within the Initial Term-Product License Renewal Period (if any) for the Sale worldwide of (A) DRAMs, (B) DRAM Controllers, (C) SerDes ICs, (D) Resistive RAMs, and (E) RAM Flash Memories, in each case of (A) through (E), excluding the Sale of each Initial Paid-Up Product; and,
(iii)an amount equal to six-tenths of a percent (0.6%) of the Net Sales that Micron and each of its Subsidiaries received during each Quarter that occurs within each Subsequent Term-Product License Renewal Period (if any) for the Sale worldwide of (A) DRAMs, (B) DRAM Controllers, (C) SerDes ICs, (D) Resistive RAMs, and (E) RAM Flash Memories, in each case of (A) through (E), excluding the Sale of (I) each Initial Paid-Up Product and (II) each Subsequent Paid-Up Product for which the Qualifying Term-Product License Renewal Period preceded such Subsequent Term-Product License Renewal Period (each such amount associated with the Sales for a given Quarter set forth in (i) through (iii), a “Quarterly Payment”);
provided that:
(A)each given Quarterly Payment shall not exceed an amount of ten-million United States Dollars (US $10,000,000), as such ten-million dollar amount may be increased by one or more Quarterly Payment Cap Increases in accordance with Section 5.2(a) below (such ten-million dollar amount limit, as it may be increased by one or more Quarterly Payment Cap Increases in accordance with Section 5.2(a) below, the “Quarterly Payment Cap”); and,
(B)the cumulative amount of any four consecutive Quarterly Payments shall not exceed the greater of (I) forty-million United States Dollars (US $40,000,000) or (II) the sum of the four Quarterly Payment Caps (as one or more may have been increased by one or more Quarterly Payment Cap Increases in accordance with Section 5.2(a) below) associated with each Quarter of such four consecutive Quarterly Payments, provided that if any Quarterly Payment would have, absent the Quarterly Payment Cap, exceeded the Quarterly Payment Cap, the amount in excess of the Quarterly Payment Cap that would have otherwise been due shall be added to each subsequent Quarterly Payment that is less than the Quarterly Payment Cap (as if such excess was attributable to Sales that had occurred in the Quarter associated with such subsequent Quarterly Payment).
5.2Acquired Businesses.
(a)Acquisition of Business with [***] Products. If (i) Micron or any of its Subsidiaries completes an Acquisition for which:
(A) [***]; and,
(B) [***]; and,
(ii) [***];
[***] For the avoidance of doubt, [***].
(b)Acquisition of Business with [***] Products [***] . If Micron or any of its Subsidiaries completes an Acquisition for which [***], then:
(i) [***];
(ii)[***]; and,
(iii)[***].
For absence of doubt, [***].
(c)Acquisition Report and Audit Rights. Within thirty (30) days after the end of each Quarter (until all Quarterly Payments payable hereunder have been reported and paid) in which one or more Acquisition Dates occurred, Micron shall notify Rambus in writing of such event and Micron’s determination of the associated Quarterly Payment Cap Increase, if any, and provide Rambus with a written detailed statement (in suitable form) containing all information necessary to calculate such Quarterly Payment Cap Increase. Each Quarterly Payment Cap Increase will become effective in the Quarter following the Quarter in which the associated Acquisition Date occurred. If, for any reason, Rambus disagrees with Micron’s determination of the associated Quarterly Payment Cap Increase, Rambus may conduct an audit pursuant to subsection (e) below. If the Parties cannot reach agreement on the determination of the associated Quarterly Payment Cap Increase within thirty (30) days following the conclusion of such audit, either Party may, as its sole and exclusive remedy to resolve such dispute, submit such dispute to binding arbitration pursuant to the terms of Section 9.1. Unless and until the Parties resolve such disagreement, none of the rights, licenses and covenants granted under Section 2.1 shall apply to any activity of any such Acquired Business (“Audited Acquired Business”).
(d) [***]
(e) [***]
(f) [***]
5.3Revenue Attributable [***].
5.4Rates and Collateral Attack.
(a)Given the worldwide scope of this Agreement, the impracticality of monitoring by Micron of the movement of Licensed Products through international markets, and that Rambus will be issued new patents and/or utility models continually in various countries throughout the Initial Term-Product License Period and the Term-Product License Renewal Periods (if any) that will be licensed hereunder, it is agreed and recognized that paying Quarterly Payments based on the worldwide Sales of certain DRAMs, DRAM Controllers, SerDes ICs, Resistive RAMs, and RAM Flash Memories at the rates set forth in this Agreement, is fair and reasonable, representing a balance between the concerns and interests of both Parties and resulting in a convenience for both Parties.
(b)The Parties acknowledge that it is essential that their respective obligations under this Agreement be certain and not subject to collateral attack. Accordingly, each Party agrees that it will not seek, through litigation or otherwise, to adjust the amount of payments required under this Agreement, or to avoid, defer or modify their respective obligations hereunder, and that Micron shall make the full amount of such payments regardless of whether any of the Rambus Patents is determined not to be infringed by any particular Licensed Product, or whether any court, patent office or other governmental agency determines any Rambus Patent to be invalid or unenforceable in any reexamination, action or other proceeding, provided that the foregoing shall not prevent the Parties from seeking enforcement of the terms or conditions of the this Agreement or taking any action expressly contemplated by this Agreement.
6.Reports; Payments; Records and Audits
6.1Reports. Within thirty (30) days after the end of each Quarter and until all Quarterly Payments payable hereunder have been reported and paid, Micron shall furnish to Rambus a statement, in a form acceptable to Rambus, that shows:
(a)the total revenue and Net Sales, each in United States Dollars, that Micron and each of its Subsidiaries invoiced or otherwise charged during such Quarter for the Sale worldwide of DRAMs, DRAM Controllers, SerDes ICs,

Resistive RAMs, and RAM Flash Memories (excluding Initial Paid-Up Products and Subsequent Paid-Up Products to the extent that they are so excluded under Section 5.1(b) above), provided that if no such revenue and/or Net Sales were invoiced or otherwise charged during such Quarter, that fact shall be shown on such statement;
(b)an itemized accounting of the number of DRAMs, DRAM Controllers, SerDes ICs, Resistive RAMs, and RAM Flash Memories (excluding Initial Paid-Up Products and Subsequent Paid-Up Products to the extent that they are so excluded under Section 5.1(b) above) Sold worldwide during such Quarter by Micron and each of its Subsidiaries; and,
(c)an itemized accounting (by associated customer and associated Technical Specification) of the number of Custom Memory ICs Sold worldwide during such Quarter by Micron and each of its Subsidiaries and the total revenue and Net Sales, each itemized (by associated customer and associated Technical Specification) and in United States Dollars, that Micron and each of its Subsidiaries invoiced or otherwise charged during such Quarter for the Sale worldwide of each such Custom Memory IC (excluding Initial Paid-Up Products and Subsequent Paid-Up Products to the extent that they are so excluded under Section 5.1(b) above), provided that if no such revenue and/or Net Sales were invoiced or otherwise charged during such Quarter, that fact shall be shown on such statement;
(d)the associated Quarterly Payment payable thereon (each such itemized statement, a “Quarterly Itemized Sales Report”).
6.2Payments.
(a)Micron shall, by electronic transfer, pay to Rambus the Initial Payment by the earlier of (i) the tenth (10th) day immediately following the date of the later signature below or (ii) December 31, 2013. The Initial Payment paid under this Agreement shall not be, in whole or part, refundable, cancellable or subject to any credit against any amounts, including future Quarterly Payments, that are owed under this Agreement, provided that, in the case of a material breach of this Agreement by Rambus, Micron may seek monetary compensation for damages arising from such breach.
(b)Within thirty (30) days after the end of each Quarter, Micron shall pay to Rambus by electronic transfer, as applicable, the Quarterly Payment or the Fixed 28th Quarterly Payment payable hereunder for such Quarter. No Quarterly Payment, in whole or part, paid under this Agreement shall be refundable, cancellable or subject to any credit against any amounts, including future Quarterly Payments, that are owed under this Agreement, provided that, in the case of a material breach of this Agreement by Rambus, Micron may seek monetary compensation for damages arising from such breach.
(c)Each such electronic transfer shall be made in United States Dollars either directly to or via the Federal Reserve Bank of San Francisco for credit to the following account or another designated in writing by Rambus:

Rambus Inc. [***]

6.3Records and Audits. With respect to the Quarterly Payments set forth herein, Micron shall keep complete and accurate records. These records shall be retained for a period of at least five (5) years following the date of each corresponding payment, notwithstanding the termination of this Agreement. Except with respect to Quarters in which Micron’s Quarterly Payment equaled or exceeded the Quarterly Payment Cap, Rambus, through its designated independent accounting or licensing audit firm, shall have the right, upon thirty (30) days’ prior written notice, to initiate an examination and audit, not more than [***], and during normal business hours, of all such records and such other records and accounts as may contain, under recognized accounting practices, information bearing upon the amount of Quarterly Payments payable to Rambus under this Agreement. In addition to the results of any such audit, the auditor shall be permitted to disclose to Rambus the progress of the audit and may identify to Rambus any materials required, but not furnished, to complete the audit. Micron shall provide all reasonable access to such applicable information in both electronic and tangible form. Micron shall promptly make Rambus whole for any underpayments of the Quarterly Payments that are disclosed by such examination or audit. To the extent that any underpayments revealed by such audit exceed [***] percent ([***]%) of the total Quarterly Payments due for the period under audit, then Micron shall also [***].
6.4Currency and Late Payments. All payments to Rambus hereunder shall be in United States Dollars. Late payments hereunder shall be subject to interest at the one-year United States Government Treasury Constant Maturity Rate, as published by the Federal Reserve (www.federalreserve.gov) on the date the amount payable was due, plus five percent (5%) (or the maximum interest rate allowed by applicable law, if lower).The amount of interest shall be calculated from the payment due date to the date of electronic transfer.
6.5No Escrow. Payment of amounts due under this Agreement to any person, firm or entity, other than Rambus, including, without limitation, any escrow fund or escrow agent, unless agreed to by Rambus or ordered by any court or government agency of competent jurisdiction or arbitration panel, shall constitute a material breach of this Agreement. Any payment once made by Micron to Rambus shall not be refunded or refundable to Micron for any reason, provided that, in the case of a material breach of this Agreement by Rambus, Micron may seek monetary compensation for damages arising from such breach.
7.Term and Termination of Licenses and Agreement
7.1Term and Renewal of Licenses.
(a)Term-Product License. The Term-Product License shall, unless earlier terminated in accordance with Section 7.1(e) below, continue in full force and effect until:
(i)the Expiration Date if Micron fails to renew the Term-Product License for the Initial Term-Product License Renewal Period in accordance with Section 7.1(d) below; or,
(ii)the expiration of any Term-Product License Renewal Period (if any) in which Micron fails to further renew the Term- Product License in accordance with Section 7.1(d) below.
For avoidance of doubt, the Term-Product License shall automatically be rendered null, void, and without effect as if never granted if Micron breaches this Agreement by failing to pay Rambus the Initial Payment in a timely manner and fails to cure such failure in accordance with Section 7.2 below.
(b)Initial Paid-Up Product License. The Initial Paid-Up Product License shall, continue in full force and effect unless and until terminated in accordance with Section 7.1(e). For avoidance of doubt, the Initial Paid-Up Product License shall automatically be rendered null, void, and without effect as if never granted if Micron breaches this Agreement by failing to pay Rambus (A) the Initial Payment in a timely manner and (B) each Quarterly Payment that becomes due on or before the Expiration Date in a timely manner and fails to cure such failure in accordance with Section 7.2 below.
(c)Subsequent Paid-Up Product License. The Subsequent Paid-Up Product License shall, with respect to each given Subsequent Paid-Up Product qualifying as such under Section 1.87(a), unless earlier terminated in accordance with Section 7.1(e) below, continue in full force and effect until the date of the expiration of the Initial Term-Product License Period, if Micron fails to renew the Term-Product License for the Initial Term-Product License Renewal Period in accordance with Section 7.1(d) below, and in perpetuity following the date of the expiration of the Initial Term-Product License Renewal Period, if Micron renews the Term-Product License for the Initial Term-Product License Renewal Period in accordance with Section 7.1(d) and Micron has satisfied all of its payment obligations set forth in this Agreement during such Initial Term-Product License Renewal Period. The Subsequent Paid-Up Product License shall, with respect to each given Subsequent Paid-Up Product qualifying as such under Section 1.87(b), unless earlier terminated in accordance with Section 7.1(e), below, continue in full force and effect until:
(i)the date of the expiration of the Qualifying Term-Product License Renewal Period for such Subsequent Paid-Up Product, if Micron fails to renew the Term-Product License for an immediately following Term-Product License Renewal Period in accordance with Section 7.1(d) below; or,
(ii)in perpetuity, following the date of the expiration of the Term-Product License Renewal Period immediately following the Qualifying Term-Product License Renewal Period for such Subsequent Paid-Up Product, if Micron renews the Term-Product License for such an immediately following Term-Product License Renewal Period in accordance with Section 7.1(d) below.
For avoidance of doubt, the Subsequent Paid-Up Product License for Subsequent Paid-Up Products shall automatically be rendered null, void, and without effect as if never granted if Micron breaches this Agreement by failing to pay Rambus the Initial Payment in accordance with Section 6.2 below and fails to cure such failure in accordance with Section 7.2 below, and each Quarterly Payment that becomes due on or before the date of the expiration of the Initial Term-Product License Renewal Period (if any) in accordance with Section 6.2 and fails to cure such failure in accordance with Section 7.2 below.
(d)Term-Product License Renewal. Micron shall have the option to:
(i)renew the Term-Product License for a single three-year renewal term upon the expiration of the Initial Term-Product License Period, in accordance with its terms, on the Expiration Date (such renewal term, the “Initial TermProduct License Renewal Period”); and,
(ii)upon the expiration of the Initial Term-Product License Renewal Period in accordance with its terms, successively renew the Term-Product License for additional five-year terms (each such five-year period in which the Term-Product License has been renewed by Micron in accordance with this subsection (ii), a “Subsequent TermProduct License Renewal Period”),
provided that, in each case of (i) and (ii), Micron delivers to Rambus, no later than ninety (90) days prior to, as applicable, the Expiration Date, the expiration date of the Initial Term-Product License Renewal Period (if any), or the then-current Subsequent TermProduct License Renewal Period (if any), a written notice of Micron’s election to exercise such option to renew the Term-Product License for an additional, as applicable, three-year or five-year term.
(e)Effect of Termination of Agreement.
(i)Upon any termination of this Agreement that occurs between the Effective Date and the Expiration Date (inclusive of both dates), the Term-Product License, the Initial Paid-Up License, and the Subsequent Paid-Up License for Subsequent Paid- Up Products will each immediately terminate.
(ii)Upon any termination of this Agreement that occurs during the Initial Term-Product License Renewal Period (if any), the Term-Product License and the Subsequent Paid-Up License for Subsequent Paid-Up Products will each immediately terminate.
(ii)Upon any termination of this Agreement that occurs during any Subsequent Term-Product License Renewal Period (if any), the Term-Product License and the Subsequent Paid-Up Product License for any Subsequent Paid-Up Product for which such Subsequent Term-Product License Renewal Period is the Qualifying Term-Product License Renewal Period will each immediately terminate.
7.2Material Breach. Rambus may terminate this Agreement upon notice if Micron materially breaches its payment obligations under this Agreement and does not correct or cure such breach within ninety (90) days after receiving written notice complaining thereof. Failure of Micron to pay any payment due and payable in accordance with the terms of this Agreement shall constitute a material breach of this Agreement. For the avoidance of doubt, any payments tolled in accordance with the terms of this Agreement shall not be due and payable during such tolling period.
7.3Bankruptcy. Either Party may terminate this Agreement effective upon written notice to the other Party if the other Party is adjudicated insolvent or bankrupt at the conclusion of proceedings initiated by a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, or composition for the benefit of creditors, and such Party undergoes a Change of Control during or following the pendency of such proceedings.
7.4 [***].
7.5 Change of Control.
(a)In General. [***] in the event of [***] Change of Control, Rambus may, in addition to the rights set forth in

Sections 7.2, 7.3, and 7.4 above, terminate this Agreement effective upon written notice thereof to Micron or the relevant successor or assignee in interest. Notwithstanding the foregoing, if Rambus receives written notice of such Change of Control from Micron (or its successor or assignee in interest) no later than ten (10) business days after such Change of Control, Rambus agrees to negotiate in good faith with such successor or assignee in interest, for a period of one hundred and eighty (180) days after receipt of such notice, the application of this Agreement to such successor’s or assignee’s business activities prior to terminating this Agreement based on such Change of Control. Rambus’ failure to terminate this Agreement after a given Change of Control by Micron (or any successor or assignee in interest) shall not in any way limit Rambus’ right to exercise these rights for any subsequent Change of Control. Termination of this Agreement based on a Change of Control shall be deemed to be effective immediately prior to the effective date of such Change of Control.
(b) [***]
7.6 Survival. All payment obligations accruing prior to any termination of this Agreement shall survive any such termination. In addition, the following sections shall survive and remain in full force and effect after any termination of this Agreement, but only to extent relevant to rights, obligations, benefits, or liabilities that had accrued under such sections prior to such termination of this Agreement: Section 1 (Definitions), Section 2.6 (No Implied or Other Rights and Licenses), Section 3.3 (No Waiver of Liability), Section 4.1 (Subsidiaries), Section 4.2 (Former Subsidiaries), Section 4.3 (No Release), Section 5 (Consideration), Section 6 (Reports; Payments; Records and Audits), this Section 7.6 (Survival), Section 8.2 (Confidentiality), and Section 9 (Miscellaneous).
8.Confidentiality
8.1Press Release. The Parties intend to issue a press release as set forth in the Settlement Agreement in the form and as agreed by the Parties.
8.2Confidentiality. Each Party agrees that only after the announcement referenced in Section 8.1 above, each Party shall be entitled to disclose the general nature of this Agreement but that the terms and conditions of this Agreement, to the extent not already disclosed pursuant to Section 8.1 above, shall be treated as Confidential Information and that neither Party will disclose such terms or conditions to any Third Party without the prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Agreement:
(a)as required by any court or other governmental body;
(b)as otherwise required by law;
(c)as otherwise may be required by applicable securities and other law and regulation, including to legal and financial advisors in their capacity of advising a Party in such matters so long as the disclosing Party shall seek confidential treatment of such terms and conditions to the extent reasonably possible;
(d)in confidence to legal counsel, accountants, and other professional advisors of the Parties;
(e)in confidence, to banks, investors and other financing sources and their advisors;
(f)during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating entities and so long as (A) the restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and (B) the disclosing Party informs the other Party in writing at least ten (10) business days in advance of the disclosure and discusses the nature and contents of the disclosure, in good faith, with the other Party;
(g)in confidence, to a Third Party to whom either Party assigns one or more of its Patents, but solely to the extent necessary to inform such Third Party of the encumbrances contained herein on such Patents;
(h)in confidence, in connection with an actual or prospective merger or acquisition or similar transaction,
(i)in confidence, by Rambus to [***]; or,
(j)in confidence, in connection with a Party’s obligation(s) under any most favored nation, or similar clause, whereby such Party is contractually obligated to disclose and offer terms given to Third Parties.

Upon execution of this Agreement, or thereafter, Rambus, in its discretion, shall be entitled to file a copy of this Agreement with the United States Securities and Exchange Commission, so long as Rambus seeks confidential treatment of such agreement to the extent reasonably possible.
9.Miscellaneous
9.1Dispute Resolution. Any dispute submitted to binding arbitration pursuant to the terms of this Agreement shall take place in New York City, NY before one arbitrator, and shall be administered by Judicial Arbitration and Mediation Services, Inc. pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.
9.2Disclaimers. Nothing contained in this Agreement shall be construed as:
(a)a warranty or representation by either Party as to the validity, enforceability, and/or scope of any intellectual property rights;
(b)imposing upon either Party any obligation to institute any suit or action for infringement of any intellectual property right, or to defend any suit or action brought by a Third Party which challenges or concerns the validity, enforceability or scope of any intellectual property rights;
(c)imposing on either Party any obligation to file any application or registration with respect to any intellectual property rights or to secure or maintain in force any intellectual property rights;
(d)imposing on either Party any obligation to furnish any technical information or know-how; or,
(e)imposing or requiring, whether by implication or otherwise, any support, maintenance or any technology deliverable obligations on either Party’s or their respective Subsidiaries’ part under this Agreement (and neither Party nor any of their respective Subsidiaries are providing any support, maintenance or technology deliverables under this Agreement).
9.3Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be (a) mailed by first class air mail (registered or certified if available), postage prepaid, or otherwise delivered by hand, by messenger, addressed to the addresses set forth below, or (b) delivered by facsimile to the facsimile number set forth below. Each Party may change its address or facsimile number for notices by providing a notice to the other Party in the manner set forth herein. Such notices shall be deemed to have been effective when delivered or, if delivery is not accomplished by reason of some fault or refusal of the addressee, when tendered (which tender, in the case of mail, shall be deemed to have occurred upon posting, and in the case of facsimile, shall be deemed to have occurred upon transmission). All notices shall be in English.
If to Rambus:

Rambus Inc.
1050 Enterprise Way, Suite 700
Sunnyvale, California 94089
U.S.A.
Telephone: +1-408-462-8000
Facsimile: +1-408-462-8001 Attention: SVP, Licensing
With copy to: General Counsel

If to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632
Telephone: 208-368-4500
Facsimile: 208-368-4540 Attention: General Counsel

9.4Governing Law & Venue.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)This Agreement is executed in the English language and no translation shall have any legal effect.
(c)Any legal action, suit or proceeding arising under, or relating to, this Agreement, shall be brought in the State or Federal Courts located in the State of Delaware, and each Party agrees that any such action, suit or proceeding may be brought only in such courts. Each Party further waives any objection to the laying of jurisdiction and venue for any such suit, action or proceeding in such courts.
9.5No Assignment. Subject to Section 7.5, this Agreement is personal to the Parties, and the Agreement and/or any right or obligation hereunder is not transferable, assignable, and/or delegatable whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of either Party’s or any of their respective Subsidiaries business or assets or otherwise, voluntarily, by operation of law, reverse triangular merger or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Any such purported or attempted assignment or transfer in violation of the foregoing shall be deemed a breach of this Agreement and shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Notwithstanding the foregoing, either Party shall be entitled to, and each Party hereby agrees to, assign this Agreement to a successor to all or substantially all of a Party’s assets in a transaction entered into solely to change a Party’s place of incorporation.
9.6No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either Party. For the avoidance of doubt “includes”, “including”, “included”, and other variations of such terms shall be deemed to be followed by the phrase “without limitation”.
9.7Severability. If any provision of this Agreement is held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement shall remain in full force and effect.
9.8Entire Agreement. This Agreement and the Settlement Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior oral or written communications between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.
9.9Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.
9.10Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.
9.11Bankruptcy Code. All rights, licenses, privileges, releases, and immunities granted under this Agreement shall be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each of the Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties further agree that, in the event that any proceeding shall be instituted by or against a Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of that Party or that Party’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for that Party or any substantial part of its property or if a Party hereto shall take any action to authorize any of the foregoing actions, the other Party shall have the right to retain and enforce their respective rights under this Agreement.
9.12Ultimate Parent Entity. Each of Micron and Rambus hereby represents and warrants that on the Effective Date it is an Ultimate Parent.
REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

RAMBUS INC.    MICRON TECHNOLOGY, INC.
By:    /s/ Kevin Donnelly    By:    /s/ Brian M. Shirley
Name: Kevin Donnelly    Name:    Brian M. Shirley

Title:    Senior Vice President    Title:    Vice President of DRAM Solutions
Date:    December 9, 2013    Date:    December 9, 2013

EXHIBIT A
ASSIGNED RAMBUS PATENTS (BETWEEN [***] AND THE EFFECTIVE DATE) ASSIGNED UNITED STATES PATENTS
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ASSIGNED FOREIGN PATENTS

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